EXHIBIT 99.1

Tootsie Roll Industries, Inc.
7401 South Cicero Avenue
Chicago, IL  60629
Phone 773/838-3400
Fax   773/838-3534

Press Release

STOCK TRADED:  NYSE			FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR			Wednesday, February 8, 2017



CHICAGO, ILLINOIS - February 8, 2017 - Ellen R. Gordon,
Chairman, Tootsie Roll Industries, Inc. reported fourth quarter and twelve months 2016 net sales and net earnings.

Fourth quarter 2016 net sales were $124,279,000 compared to $139,881,000 in fourth quarter 2015, a decrease of $15,602,000 or 11%.
Fourth quarter 2016 net earnings were $17,841,000 compared to $19,705,000 in fourth quarter 2015, and net earnings per share were $.29 and $.31 in fourth quarter 2016 and 2015, respectively, a decrease of $.02 or 6%.

Twelve months 2016 net sales were $517,373,000 compared to $536,692,000 in twelve months 2015, a decrease of $19,319,000 or 4%.
Twelve months 2016 net earnings were $67,510,000 compared to $66,089,000 in twelve months 2015, and net earnings per share were $1.08 and $1.04 in twelve months 2016 and 2015, respectively, an increase of $.04 per share or 4%.

Mrs. Gordon said, "Fourth quarter 2016 net sales were adversely affected by the timing of certain customer sales at the beginning and end of the quarter when compared to the prior year fourth quarter. The timing of sales between fourth quarter 2016 and first quarter 2017 also had some adverse effect on twelve months 2016 sales when compared to the twelve months in the prior year. In addition, the effects of a stronger U.S. dollar and related currency translation of foreign sales contributed to lower sales in both fourth quarter and twelve months 2016. Higher price realization on sales, continuing improvements in manufacturing plant efficiencies driven by capital investments, and ongoing cost containment programs contributed to higher net earnings in twelve months 2016 compared to 2015. These benefits, however, were not enough to overcome the impact of the sales decline in fourth quarter 2016 as discussed above. Net earnings for fourth quarter and twelve months 2016 were adversely impacted by higher costs for ingredients and additional costs relating to changes in product labeling requirements. Net earnings in the prior year fourth quarter and twelve months 2015 benefited from favorable income tax settlements including a foreign income tax settlement.
These resulting lower effective income tax rates in fourth quarter and twelve months 2015 adversely affects the comparison to the 2016 corresponding periods. The Company's fourth quarter and twelve months 2016 net earnings per share benefited from common stock purchases in the open market resulting in fewer shares outstanding."



















                     TOOTSIE ROLL INDUSTRIES, INC.
               CONSOLIDATED SUMMARY OF SALES & EARNINGS
                        FOR THE PERIODS ENDED
                       DECEMBER 31, 2016 & 2015

                                             FOURTH QUARTER ENDED
                                            2016              2015

Net Product Sales                      $ 124,279,000     $ 139,881,000

Net Earnings                           $  17,841,000     $  19,705,000

Net Earnings Per Share   *                 $ .29             $ .31

Average Shares Outstanding *              61,860,000        62,806,000


                                               TWELVE MONTHS ENDED
                                            2016              2015

Net Product Sales                      $ 517,373,000     $ 536,692,000

Net Earnings                           $  67,510,000      $ 66,089,000

Net Earnings Per Share   *                 $1.08             $1.04

Average Shares Outstanding *              62,239,000        63,256,000



  *Based on average shares outstanding adjusted for 3% stock dividends distributed April 8, 2016 and April 10, 2015.